Exhibit 5.1

C. Thomas Hopkins

+1 310 883 6417

thopkins@cooley.com

January 16, 2019

Everbridge, Inc.

25 Corporate Drive, Suite 400

Burlington, MA 01803

Ladies and Gentlemen:

We have acted as counsel to Everbridge, Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of up to 2,645,000 shares (the “Shares”) of the Company’s common stock, par value $0.001, (including up to 345,000 Shares that may be sold upon exercise of an option to purchase additional shares). The offering is to be made pursuant to a Registration Statement on Form S-3 (No. 333-229239) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the Shares filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, and (c) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof (except that the assumption as to due execution and delivery is not made with respect to the Company). As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefore in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

1333 2nd Street, Suite 400, Santa Monica, CA 90401  T: (310) 883-6400  F: (310) 883-6500  www.cooley.com

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ C. Thomas Hopkins
C. Thomas Hopkins

1333 2nd Street, Suite 400, Santa Monica, CA 90401  T: (310) 883-6400  F: (310) 883-6500  www.cooley.com